UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2020

USA Compression Partners, LP
(Exact Name of Registrant as Specified in Charter)

Delaware	1-35779	75-2771546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
111 Congress Avenue, Suite 2400
Austin, Texas 78701
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 473-2662
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common units representing limited partner interests	USAC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 15, 2020, William G. Manias, Vice President and Chief Operating Officer of USA Compression GP, LLC (the “Company”), the general partner of USA Compression Partners, LP (the “Partnership”), and the Company mutually determined that it would be in Mr. Manias’s and the Partnership’s best interest to separate so that Mr. Manias could attend to personal family matters. Mr. Manias’ resignation will be effective June 1, 2020. Mr. Manias’s resignation is not the result of any disagreement with the Partnership or the Company relating to either entity’s operations, policies or practices. USA Compression thanks Mr. Manias for his many years of dedicated service and significant contributions to the Partnership and wishes him well in his future endeavors.
The Compensation Committee of the board of directors of the Company on May 21, 2020 approved a separation payment of $1,340,997.06 (the “Separation Payment”) to Mr. Manias in recognition of his service and contributions to the Partnership. In addition, Mr. Manias will receive the Release Payment as described in the Retention Phantom Unit Agreement (the “Retention Agreement”) entered into by the Partnership and Mr. Manias on November 1, 2018. The Release Payment and Separation Payment are contingent upon Mr. Manias’s execution of the Full Release and Waiver of Claims included in the Retention Agreement. Capitalized terms used above and not defined herein are as defined in the Retention Agreement. Pursuant to the terms of the Retention Agreement and the Employee Phantom Unit Agreement entered into by the Partnership and Mr. Manias on February 12, 2018, the Phantom Units granted to Mr. Manias pursuant to those agreements will vest in connection with his cessation of service.
On May 21, 2020, the board of directors of the Company appointed Eric A. Scheller to the position of Vice President and Chief Operating Officer of the Company, to be effective June 2, 2020. Prior to his appointment, Mr. Scheller, age 56, served as Vice President—Fleet Operations of the Company since April 2018, and prior to that was Vice President, Operations & Performance Management of the Company beginning in August 2015. Prior to joining the Company, Mr. Scheller was a Director at Sapient Global Markets since August 2013. Before Sapient, Mr. Scheller was a consultant in private practice advising midstream and chemicals firms from January 2012 to July 2013. Prior to that, he held several positions with Enterprise Products Partners LP from November 2004 to December 2011, most recently as Regional Director, Pipeline & Storage Services. Mr. Scheller holds a B.S. in Chemical Engineering (Math minor), a Masters of Chemical Engineering and an M.B.A., all from the University of Houston. Mr. Scheller is also a CFA ® charterholder.

In connection with his appointment as Vice President and Chief Operating Officer, Mr. Scheller will receive an annual base salary of $331,500 and will be entitled to participate in the Partnership’s Amended and Restated Annual Cash Incentive Plan, under which awards are determined annually, with reference to an initial target bonus amount of 85% of his annual base salary, or $281,775. Mr. Scheller is also eligible to receive other benefits generally available to all employees.
There are no arrangements or understandings between Mr. Scheller and any other persons pursuant to which he was selected to serve as the Company’s Vice President and Chief Operating Officer. There are no family relationships between Mr. Scheller and any of the Company’s directors or executive officers, and Mr. Scheller has no reportable transactions under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

		By:	USA Compression GP, LLC,
its General Partner

Date:	May 21, 2020	By:	/s/ Christopher W. Porter
Christopher W. Porter
Vice President, General Counsel and Secretary